Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2021 Results
Improvement in Pollo Tropical and Taco Cabana Comparable Restaurant Sales Compared to Fourth Quarter 2020
Winter Storm Uri had Negative Impact on Taco Cabana Sales and Adjusted EBITDA
Income from Operations was $1.3 Million for the First Quarter of 2021
Pollo Tropical Q1 Adjusted EBITDA % of Total Revenues Increased from 10.2% in Q1 2020 to 13.8% in 2021

DALLAS, Texas – (Business Wire) – May 13, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week first quarter, which ended on April 4, 2021, and provided a business update related to current operations. The Company uses a 52 or 53 week fiscal year ending on the Sunday nearest to December 31. Results for the year ended January 3, 2021 included 53 weeks.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Overall we were pleased with our first quarter sales and profit after considering the impact of Winter Storm Uri on February sales, which negatively affected the entire state of Texas for multiple weeks. Both of our brands showed continued positive momentum in sales trends during the first quarter of 2021 compared to the fourth quarter of 2020, which continued in April. Pollo Tropical first quarter 2021 comparable restaurant sales improved to positive 4.3% compared to the first quarter of 2020 and were -3.3% vs. the first quarter of 2019. Taco Cabana first quarter 2021 comparable restaurant sales improved to -4.3% compared to the first quarter of 2020. We estimate that Winter Storm Uri negatively impacted Taco Cabana first quarter comparable restaurant sales by approximately 480 basis points."

Stockinger added, "In the first quarter we continued optimizing our operating model to adjust to consumer preferences by making it easier for consumers to enjoy our brands across all channels. We made progress over the quarter improving our drive-thru infrastructure and are making ongoing investments in our digital platform such as enhancements to our geofencing capability to improve curbside speed of service and building an enhanced, digital drive thru experience. We expect these initiatives to drive accelerated sales growth as they reach full implementation."

Stockinger continued, "We continue to maintain strong margins at both brands. First quarter 2021 income from operations was $1.3 million compared to a loss from operations in the first quarter of 2020. Consolidated Adjusted EBITDA, a non-GAAP measure(1), was $12.9 million or 8.9% of total revenues, which includes the estimated negative impact of Winter Storm Uri of approximately $1.9 million, and increased 63% compared to the first quarter of 2020. We estimate that Winter Storm Uri negatively impacted Consolidated Adjusted EBITDA as a percentage of total revenues by approximately 110 basis points. Both brands grew Restaurant-level Adjusted EBITDA, a non-GAAP measure(1), as a percentage of sales to above first quarter 2020 levels. Pollo Tropical grew restaurant-level margin from 18.0% in the first quarter of 2020 to 21.4% in the first quarter of 2021. Taco Cabana grew restaurant-level margin from 8.8% in the first quarter of 2020 to 11.3% in the first quarter of 2021, which includes the estimated negative impact of Winter Storm Uri of approximately 270 basis points."

Stockinger concluded, "We will continue to concentrate on non-dine-in trade channels to match the evolving changes in customer behavior, and will focus on creating a great guest experience across all channels. Our investments in our digital platform will continue throughout 2021. We are optimistic about the remainder of 2021 and believe that our growth initiatives will continue to build momentum and accelerate sales growth over the balance of the year."

_____________________________
(1)See non-GAAP reconciliation table below.

First Quarter 2021 Financial Summary

•Total revenues decreased 1.3% to $144.7 million in the first quarter of 2021 from $146.7 million in the first quarter of 2020;
•Comparable restaurant sales at Pollo Tropical increased 4.3%. Compared to the same fiscal period in 2019, comparable restaurant sales for Pollo Tropical decreased 3.3%;
•Comparable restaurant sales at Taco Cabana decreased 4.3%. Compared to the same fiscal period in 2019, comparable restaurant sales for Taco Cabana decreased 17.1%;
•A net loss of $(2.1) million, or $(0.08) per diluted share, in the first quarter of 2021, compared to a net loss of $(7.3) million, or ($0.29) per diluted share, in the first quarter of 2020;
•Adjusted net income (a non-GAAP financial measure) of $0.2 million, or $0.01 per diluted share, in the first quarter of 2021, compared to adjusted net loss of $(2.9) million, or $(0.11) per diluted share, in the first quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Pollo Tropical of $12.2 million in the first quarter of 2021 compared to $8.8 million in the first quarter of 2020;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $18.8 million, or 21.4% of Pollo Tropical restaurant sales, in the first quarter of 2021 compared to $15.4 million, or 18.0% of Pollo Tropical restaurant sales, in the first quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Taco Cabana of $0.7 million in the first quarter of 2021 compared to $(0.9) million in the first quarter of 2020;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $6.4 million, or 11.3% of Taco Cabana restaurant sales, in the first quarter of 2021 compared to $5.3 million, or 8.8% of Taco Cabana restaurant sales, in the first quarter of 2020 (see non-GAAP reconciliation table below). The negative impact of Winter Storm Uri on Restaurant-level Adjusted EBITDA is estimated at approximately $1.9 million, or 2.7% of Taco Cabana restaurant sales;
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $12.9 million in the first quarter of 2021 compared to Consolidated Adjusted EBITDA of $7.9 million in the first quarter of 2020 (see non-GAAP reconciliation table below). First quarter 2021 results include the estimated negative impact of Winter Storm Uri of approximately $1.9 million, as well as COVID-related costs of $0.5 million including COVID testing and quarantine pay; and
•Provision for income taxes in the first quarter of 2021 includes a one-time $1.5 million out-of-period adjustment related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011. The adjustment was made after performing a review to identify affected assets. The impact on the provision for income taxes is primarily related to the valuation allowance on our deferred income tax assets as well as the effect of the change in the federal corporate income tax rate in 2017 on our deferred tax assets and liabilities.

 First Quarter 2021 Comparable Restaurant Sales

	Fourth Quarter 2020	Fiscal January	Fiscal February	Fiscal March	First Quarter 2021	Fiscal April
Pollo Tropical
2021 vs. 2020	-8.2%	-3.9%	-5.7%	28.9%	4.3%	94.4%
2021 vs. 2019		-3.1%	-5.4%	-1.7%	-3.3%	-1.4%
Taco Cabana
2021 vs. 2020	-10.0%	-6.7%	-25.1%	22.0%	-4.3%	26.5%
2021 vs. 2019		-15.4%	-31.5%	-5.0%	-17.1%	-6.5%

•The fourth quarter ended January 3, 2021, contained 14 weeks. Fourth quarter 2020 comparable restaurant sales exclude the extra week in fiscal fourth quarter 2020 and are reported on a 13-week basis.
•As a result of the 53rd week in fiscal 2020, our 2021 fiscal year began one week later than our 2020 fiscal year. Changes in comparable restaurant sales are impacted by the shift in weeks as the thirteen weeks ended April 4, 2021, are not directly comparable on a calendar basis to the thirteen weeks ended March 29, 2020.
•First quarter 2021 comparable restaurant sales at Taco Cabana were negatively impacted by Winter Storm Uri in 2021 by approximately 480 basis points. Taco Cabana Cinco de Mayo holiday sales per unit in May were at the second highest level in ten years and above both holiday sales levels in 2020 and 2019.

Cash and Liquidity

•At the end of the first quarter of 2021, we had $59.0 million in cash, $3.8 million in restricted cash and $73.3 million in outstanding debt, which includes $71.5 million of term loan borrowings under our new senior credit facility and $1.8 million in finance lease obligations. Our outstanding term loan borrowings under our new senior credit facility are net of unamortized debt issuance costs and original issue discount totaling $3.3 million.
•In the first quarter our cash balance grew from the fourth quarter balance of $50.0 million at January 3, 2021 to $59.0 million. Net debt, a non-GAAP financial measure(2), decreased from $23.3 million at the end of the fourth quarter on January 3, 2021 to $14.2 million at the end of the first quarter on April 4, 2021.
•We sold two properties in sale-leaseback transactions for total proceeds of $3.1 million and net gains of $0.3 million in the first quarter of 2021.

First Quarter 2021 Brand Results

Total Pollo Tropical restaurant sales increased 2.5% to $87.8 million in the first quarter of 2021 compared to $85.7 million in the first quarter of 2020 primarily due to a comparable restaurant sales increase of 4.3%, partially offset by restaurant closures. Pollo Tropical dine-in and counter take out comparable restaurant sales decreased 39% from the first quarter of 2020 to the first quarter of 2021 due primarily to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during a portion of the first quarter of 2021. The decrease in dine in channel sales was offset by off-premise channel growth. First quarter drive-thru comparable restaurant sales increased 29% compared to the first quarter of 2020, while first quarter delivery comparable restaurant sales more than doubled compared to the first quarter of 2020. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 13.4%, which was partially offset by a decrease in comparable restaurant transactions of 9.1%. The increase in product/channel mix and pricing was driven primarily by increases in delivery, online and drive-thru average check and sales channel penetration, and menu price increases of 1.2%.

_____________________________
(2)We define net debt as long-term debt, including current portion of long-term debt, as reported in our balance sheet less unrestricted cash as reported in our balance sheet, which were $73.3 million and $59.0 million, respectively, as of April 4, 2021 and $73.3 million and $50.0 million, respectively, as of January 3, 2021. Net debt is a non-GAAP measures which we believe assist investors in understanding of our management of our overall liquidity and financial flexibility.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	First Quarter 2021(1)	% of Total	First Quarter 2020	% of Total	First Quarter 2019	% of Total
($ in thousands)
Counter(2)	$22,742	26%	$37,460	45%	$44,044	49%
Drive-thru	51,924	60%	40,186	48%	42,929	48%
Delivery	8,818	10%	3,263	4%	786	1%
Online	2,902	3%	1,680	2%	1,011	1%
Catering	668	1%	907	1%	544	1%
Total	$87,054	100%	$83,496	100%	$89,314	100%
(1) First quarter 2021 comparable restaurant sales based on the comparable first quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take out sales.

Adjusted EBITDA for Pollo Tropical increased to $12.2 million in the first quarter of 2021 from $8.8 million in the first quarter of 2020, an increase of 38.9%. The increase was primarily due to the impact of higher restaurant sales, improved cost of sales margins, lower restaurant wages and related expenses as a percentage of restaurant sales, and lower advertising expenses, partially offset by higher delivery fee expense. Pollo Tropical incurred incremental costs related to COVID-19 of $0.3 million for the quarter including quarantine pay and costs related to COVID testing. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives and labor shortages. Driven by operating model optimization and cost management efforts, first quarter Adjusted EBITDA as a percentage of total revenues increased from 10.2% in 2020 to 13.8% in 2021. Restaurant-level Adjusted EBITDA as a percentage of restaurant sales continues to be strong, with first quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 21.4% in 2021 compared to 18.0% in 2020 and 23.3% in 2019.

Taco Cabana restaurant sales decreased 6.7% to $56.3 million in the first quarter of 2021 from $60.4 million in the first quarter of 2020 due primarily to a comparable restaurant sales decrease of 4.3%, including the estimated negative impact of Winter Storm Uri of approximately 4.8%, and a decrease in sales related to closed restaurants. Taco Cabana dine-in and counter take out comparable restaurant sales decreased 64% from the first quarter of 2020 to the first quarter of 2021 due to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during a portion of the first quarter. The decrease in dine-in channel sales was partially offset by significant off-premise channel growth. First quarter drive-thru comparable restaurant sales increased 22% compared to the first quarter of 2020, while first quarter delivery comparable restaurant sales more than doubled compared to the first quarter of 2020. The decrease in comparable restaurant sales resulted from a decrease in comparable restaurant transactions of 15.9% and an increase in the net impact of product/channel mix and pricing of 11.6%. The increase in product/channel mix and pricing was driven primarily by increases in drive-thru and delivery sales channel penetration, growth in average check for drive-thru versus last year due in part to an increase in transactions that include alcohol, and menu price increases of 2.1%.

	Comparable Restaurant Sales Mix by Channel - Taco Cabana
Channel	First Quarter 2021(1)	% of Total	First Quarter 2020	% of Total	First Quarter 2019	% of Total
($ in thousands)
Counter(2)	$7,234	13%	$20,134	34%	$27,527	41%
Drive-thru	42,800	77%	35,100	60%	37,765	57%
Delivery	4,087	7%	1,604	3%	346	1%
Online	1,347	2%	1,259	2%	1,086	1%
Catering	506	1%	409	1%	—	—%
Total	$55,974	100%	$58,506	100%	$66,724	100%
(1) First quarter 2021 comparable restaurant sales based on the comparable first quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take out sales.

Adjusted EBITDA for Taco Cabana increased to $0.7 million in the first quarter of 2021 from $(0.9) million in the first quarter of 2020. The increase was primarily due to lower cost of sales and labor costs as a percentage of restaurant sales, lower advertising costs and general and administrative expenses, and the impact of the closure of unprofitable restaurants in the first quarter of 2020, partially offset by lower restaurant sales, including the impact of Winter Storm Uri, and higher delivery fee expense. We estimate that Winter Storm Uri negatively impacted Adjusted EBITDA for Taco Cabana by approximately $1.9 million. Taco Cabana incurred incremental costs related to COVID-19 of $0.2 million for the quarter including quarantine pay and costs related to COVID testing. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives and labor shortages. Driven by operating model optimization and cost management efforts, first quarter Adjusted EBITDA as a percentage of total revenues increased from (1.5)% in 2020 to 1.2% in 2021 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales increased from 8.8% in 2020 to 11.3%, which includes the estimated negative impact of Winter Storm Uri of approximately 2.7%, in 2021. First quarter Adjusted EBITDA as a percentage of total revenues decreased compared to 3.9% in 2019 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales decreased compared to 12.8% in 2019 for Taco Cabana.

Winter Storm Uri

Due to the severe winter storm that impacted Texas from February 14, 2021 through February 21, 2021, Taco Cabana February revenue and profit were negatively impacted compared to 2020 results. All units were closed for a number of days during that period, with significant reductions in traffic due to poor road conditions. We estimate Winter Storm Uri negatively impacted first quarter 2021 Taco Cabana comparable restaurant sales by approximately 4.8% and Adjusted EBITDA by $1.9 million. Approximately 125 units were impacted at some level by the storm including issues ranging from minor repairs to pipe, water and equipment damages. Taco Cabana is in the process of filing insurance claims for costs related to the winter storm.

Restaurant Portfolio

As of April 4, 2021, there were 138 Company-owned Pollo Tropical restaurants, 143 Company-owned Taco Cabana restaurants, 29 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and six franchised Taco Cabana restaurants in the U.S.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 1-631-891-4304. A replay will be available after the call until Thursday, May 20, 2021 and can be accessed by dialing 1-412-317-6671. The passcode is 10014361. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, our investments in strategic and sales building initiatives, including those relating to operations improvements, digital infrastructure supporting ordering and online sales, catering and third-party delivery and drive thru improvements and the impact of the COVID-19 pandemic and our initiatives designed to respond to the COVID-19 pandemic on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 4, 2021 AND MARCH 29, 2020
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)
	April 4, 2021	March 29, 2020
Revenues:
Restaurant sales	$144,164	$146,086
Franchise royalty revenues and fees	575	613
Total revenues	144,739	146,699
Costs and expenses:
Cost of sales	43,086	46,276
Restaurant wages and related expenses (b)	38,044	40,495
Restaurant rent expense	11,633	11,339
Other restaurant operating expenses	22,296	21,511
Advertising expense	3,988	5,783
General and administrative expenses (b)(c)	14,568	14,384
Depreciation and amortization	8,926	9,430
Pre-opening costs	—	69
Impairment and other lease charges (d)	(122)	4,233
Closed restaurant rent, net of sublease income (e)	1,091	1,632
Other expense (income), net (f)	(38)	908
Total operating expenses	143,472	156,060
Income (loss) from operations	1,267	(9,361)
Interest expense	2,023	961
Income (loss) before income taxes	(756)	(10,322)
Provision for (benefit from) income taxes (g)	1,333	(3,005)
Net income (loss)	$(2,089)	$(7,317)
Earnings (loss) per common share:
Basic	$(0.08)	$(0.29)
Diluted	(0.08)	(0.29)
Weighted average common shares outstanding:
Basic	25,324,213	25,519,247
Diluted	25,324,213	25,519,247
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three-month periods ended April 4, 2021 and March 29, 2020 each included 13 weeks.
(b)     Restaurant wages and related expenses include stock-based compensation of $42 and $36 for the three months ended April 4, 2021 and March 29, 2020, respectively. General and administrative expenses include stock-based compensation expense of $1,121 and $776 for the three months ended April 4, 2021 and March 29, 2020, respectively.
(c)     See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 4, 2021	January 3, 2021

Assets
Cash	$59,016	$50,035
Other current assets	26,823	33,991
Property and equipment, net	153,066	161,081
Operating lease right-of-use assets	257,964	261,304
Goodwill	56,307	56,307
Other assets	7,787	6,025
Total assets	$560,963	$568,743

Liabilities and Stockholders' Equity
Current liabilities	$62,198	$64,909
Long-term debt, net of current portion	72,238	72,328
Operating lease liabilities	264,487	268,086
Deferred tax liabilities	3,744	4,109
Other non-current liabilities	11,441	11,530
Total liabilities	414,108	420,962
Stockholders' equity	146,855	147,781
Total liabilities and stockholders' equity	$560,963	$568,743

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)
	Three Months Ended
	April 4, 2021	March 29, 2020
Segment revenues:
Pollo Tropical	$88,215	$86,125
Taco Cabana	56,524	60,574
Total revenues	$144,739	$146,699

Change in comparable restaurant sales (a):
Pollo Tropical	4.3%	(7.3)%
Taco Cabana	(4.3)%	(13.5)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$642	$614
New restaurants (c)	342	469
Total Company-owned (d)	637	607
Taco Cabana
Comparable restaurants (b)	$394	$410
New restaurants (c)	351	333
Total Company-owned (d)	394	406

Income (loss) before income taxes:
Pollo Tropical	$4,935	$(1,827)
Taco Cabana	(5,691)	(8,495)

Adjusted EBITDA:
Pollo Tropical	$12,192	$8,780
Taco Cabana	670	(907)

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$18,780	$15,434
Taco Cabana	6,379	5,284
(a)     Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c)     New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended
	April 4, 2021	March 29, 2020

Company-owned restaurant openings:
Pollo Tropical	—	—
Taco Cabana	—	1
Total new restaurant openings	—	1

Company-owned restaurant closings:
Pollo Tropical	—	(1)
Taco Cabana	—	(19)
Net change in restaurants	—	(19)

Number of Company-owned restaurants:
Pollo Tropical	138	141
Taco Cabana	143	146
Total Company-owned restaurants	281	287

Number of franchised restaurants:
Pollo Tropical	29	33
Taco Cabana	6	8
Total franchised restaurants	35	41

Total number of restaurants:
Pollo Tropical	167	174
Taco Cabana	149	154
Total restaurants	316	328

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	April 4, 2021		March 29, 2020
Pollo Tropical:		(a)		(a)
Restaurant sales	$87,840		$85,721
Cost of sales	27,301	31.1%	27,731	32.4%
Restaurant wages and related expenses	20,339	23.2%	21,037	24.5%
Restaurant rent expense	5,877	6.7%	5,640	6.6%
Other restaurant operating expenses	13,184	15.0%	12,386	14.4%
Advertising expense	2,375	2.7%	3,504	4.1%
Depreciation and amortization	4,938	5.6%	5,278	6.2%
Impairment and other lease charges	110	0.1%	3,696	4.3%
Closed restaurant rent expense, net of sublease income	240	0.3%	602	0.7%

Taco Cabana:
Restaurant sales	$56,324		$60,365
Cost of sales	15,785	28.0%	18,545	30.7%
Restaurant wages and related expenses	17,705	31.4%	19,458	32.2%
Restaurant rent expense	5,756	10.2%	5,699	9.4%
Other restaurant operating expenses	9,112	16.2%	9,125	15.1%
Advertising expense	1,613	2.9%	2,279	3.8%
Depreciation and amortization	3,988	7.1%	4,152	6.9%
Pre-opening costs	—	—%	69	0.1%
Impairment and other lease charges	(232)	(0.4)%	537	0.9%
Closed restaurant rent expense, net of sublease income	851	1.5%	1,030	1.7%
(a)    Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
April 4, 2021:
Net loss			$(2,089)
Provision for income taxes			1,333
Income (loss) before taxes	$4,935	$(5,691)	$(756)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	4,938	3,988	8,926
Impairment and other lease charges	110	(232)	(122)
Interest expense	970	1,053	2,023
Closed restaurant rent expense, net of sublease income	240	851	1,091
Other expense (income), net	66	(104)	(38)
Stock-based compensation expense in restaurant wages	16	26	42
Total non-general and administrative expense adjustments	6,340	5,582	11,922
General and administrative expense adjustments:
Stock-based compensation expense	601	520	1,121
Digital and brand repositioning costs	316	259	575
Total general and administrative expense adjustments	917	779	1,696
Adjusted EBITDA(a)	$12,192	$670	$12,862
Adjusted EBITDA as a percentage of total revenues(a)	13.8%	1.2%	8.9%
Restaurant-level adjustments:
Add: Other general and administrative expense(b)	6,963	5,909	12,872
Less: Franchise royalty revenue and fees	375	200	575
Restaurant-level Adjusted EBITDA(a)	$18,780	$6,379	$25,159
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales(a)	21.4%	11.3%	17.5%

March 29, 2020:
Net loss			$(7,317)
Benefit from income taxes			(3,005)
Loss before taxes	$(1,827)	$(8,495)	$(10,322)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,278	4,152	9,430
Impairment and other lease charges	3,696	537	4,233
Interest expense	483	478	961
Closed restaurant rent expense, net of sublease income	602	1,030	1,632
Other expense (income), net	107	801	908
Stock-based compensation expense in restaurant wages	11	25	36
Total non-general and administrative expense adjustments	10,177	7,023	17,200
General and administrative expense adjustments:
Stock-based compensation expense	310	466	776
Digital and brand repositioning costs	120	99	219
Total general and administrative expense adjustments	430	565	995
Adjusted EBITDA	$8,780	$(907)	$7,873
Adjusted EBITDA as a percentage of total revenues	10.2%	(1.5)%	5.4%
Restaurant-level adjustments:
Add: Pre-opening costs	—	69	69
Add: Other general and administrative expense(b)	7,058	6,331	13,389
Less: Franchise royalty revenue and fees	404	209	613
Restaurant-level Adjusted EBITDA	$15,434	$5,284	$20,718
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	18.0%	8.8%	14.2%
(a)    We estimate that Winter Storm Uri negatively impacted Taco Cabana and Consolidated Adjusted EBITDA and Taco Cabana and Consolidated Restaurant-level Adjusted EBITDA by approximately $1.9 million in the three months ended April 4, 2021. We estimate that Winter Storm Uri negatively impacted Taco Cabana Adjusted EBITDA as a percentage of total revenues and Taco Cabana Restaurant-level Adjusted EBITDA as a percentage of restaurant sales by approximately 3.2% and 2.7%, respectively, and Consolidated Adjusted EBITDA as a percentage of total revenues and Consolidated Restaurant-level Adjusted EBITDA as a percentage of restaurant sales by approximately 1.1% and 1.0%, respectively, in the three months ended April 4, 2021.
(b)     Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	April 4, 2021				March 29, 2020
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP	$(756)	$1,333	$(2,089)	$(0.08)	$(10,322)	$(3,005)	$(7,317)	$(0.29)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	(563)	563	0.02	—	1,603	(1,603)	(0.06)
Deferred tax asset valuation allowance (b)	—	(555)	555	0.02	—	(703)	703	0.03
Impairment and other lease charges (c)	(122)	(29)	(93)	—	4,233	1,012	3,221	0.13
Closed restaurant rent expense, net of sublease income (d)	1,091	261	830	0.03	1,632	390	1,242	0.05
Other expense (income), net (e)	(38)	(9)	(29)	—	908	217	691	0.03
Total non-general and administrative expense	931	(895)	1,826	0.07	6,773	2,519	4,254	0.17
General and administrative expense adjustments:
Digital and brand repositioning costs (f)	575	137	438	0.02	219	52	167	0.01
Total general and administrative expense	575	137	438	0.02	219	52	167	0.01
Adjusted - Non-GAAP	$750	$575	$175	$0.01	$(3,330)	$(434)	$(2,896)	$(0.11)
(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% for the periods ending April 4, 2021 and March 29, 2020. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed us to record an incremental benefit of $1.8 million in the three months ended March 29, 2020, which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate.
(b)     For the three months ended April 4, 2021, we recorded adjustments totaling $0.6 million to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences, which included a $0.9 million increase in our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment. We recorded an additional $0.7 million valuation allowance for the three months ended March 29, 2020, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.
(c)     Impairment and other lease charges for the three months ended April 4, 2021, consist of impairment charges of $0.1 million and other lease charges, net, of $(0.2) million. For the three months ended April 4, 2021, impairment charges related primarily to equipment from previously impaired and closed restaurants. For the three months ended April 4, 2021, other lease charges relate to gains from lease terminations.

Impairment and other lease charges for the three months ended March 29, 2020, consist of impairment charges of $4.2 million and primarily relate to assets for two underperforming Taco Cabana restaurants that we continued to operate and three underperforming Pollo Tropical restaurants, two of which we closed in the third quarter of 2020.
(d)     Closed restaurant rent expense, net of sublease income for the three months ended April 4, 2021, primarily consists of closed restaurant lease costs of $2.8 million partially offset by sublease income of $(1.7) million. Closed restaurant rent expense, net of sublease income for the three months ended March 29, 2020, primarily consists of closed restaurant lease costs of $2.9 million partially offset by sublease income of $(1.2) million.
(e)     Other expense (income), net for the three months ended April 4, 2021, primarily consists of total gains of $(0.3) million on the sale-leaseback of two restaurant properties, partially offset by costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs of $0.2 million. Other expense, net for the three months ended March 29, 2020, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs of $0.9 million.
(f)     Digital and brand repositioning costs for the three months ended April 4, 2021 and March 29, 2020, include consulting costs related to repositioning the digital experience for our customers.